exhibit 99.1
Centerplate
Fiscal Year and Fourth Quarter 2007
Earnings Conference Call
Monday, March 10, 2008
5:30 PM
Operator
Good afternoon ladies and gentlemen and welcome to Centerplate’s fiscal year and fourth quarter 2007 earnings conference call. My name is Manny and I will be your conference call facilitator today.
Following opening remarks from Centerplate’s management, there will be a question and answer session. If you have a question, please press the star key followed by the one key on your touch-tone phones.
The earnings release can be found on the company’s web site at www.centerplate.com.
This call is being recorded and is copyrighted. Please note that it cannot be recorded, transcribed or rebroadcast without Centerplate’s permission. Your participation implies consent to our recording of this call. If you do not agree with these terms, simply drop off the line.

I will now turn the call over to Gael Doar, Director of Communications for Centerplate. Please go ahead.
Gael Doar
•	Thank you, Manny. Good afternoon everyone and thank you for joining us as we discuss financial results for the fiscal year and fourth quarter of 2007.

•	With me on the call today is Janet Steinmayer, Centerplate’s President and CEO and Kevin McNamara, Centerplate’s Executive Vice President and Chief Financial Officer.

•	Before we get started, I would like to remind you that our comments may contain certain forward-looking statements, which involve uncertainties and are subject to change based on factors beyond our control. Accordingly, our actual performance may differ materially from that expressed or implied. I refer you to our recent public filings with the SEC for further clarifications. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

•	Just to remind all of you, we report adjusted EBITDA, in part, because covenants in the indenture governing our subordinated notes contain ratios based on this measure. Our news release includes a statement reconciling adjusted EBITDA to net income for the fiscal year and fourth quarter of 2007.

•	Now I would like to turn the call over to Janet Steinmayer – Janet.
Janet
•	Good afternoon and thank you for joining us.

•	I’m pleased today to report that in 2007 we had strong year-on-year sales growth and our Adjusted EBITDA increased versus 2006. These results represent the second year in a row that both sales and Adjusted EBITDA have increased over the prior year. This of course is a change from our first two years as a public company when our sales increased but our Adjusted EBITDA was relatively flat. While we would have seen stronger growth in Adjusted EBITDA, we continued to invest in generating new sales and in fact 2007 represents our best year in sales as a public company, with $76 million in new accounts.

•	For fiscal year 2007:
o	We increased sales by $59.6 million, to $740.7 million, or 8.7%; and

o	Adjusted EBITDA increased approximately $600 thousand, to $58.1 million, or 1%.
•	For the fourth quarter 2007:
o	Sales increased $10.4 million, or 6.6%; and

o	Adjusted EBITDA increased approximately $600 thousand, or 5.3%, compared to the fourth quarter of 2006.
•	Let’s take a closer look at the financial results for the year and the quarter.
Kevin
•	As Janet mentioned, net sales for the year of $740.7 million increased 8.7%, and Adjusted EBITDA at $58.1 million was up 1%, versus 2006. This sales growth was driven by increased sales in major and minor league baseball stadiums, national football league stadiums, arenas and convention centers.
•	Specifically,
o	MLB sales were up $21.5 million due to improved attendance and per capita spending at a number of our facilities and the 2007 All Star Game which took place at AT&T Park in San Francisco in July 2007.

o	Sales at minor league baseball stadiums were up $10.1 million, driven primarily by the opening of five new stadiums in the year.

o	Sales at our NFL facilities increased $11.9 million due to the re-opening of the Louisiana Superdome & the New Orleans Arena, which were closed for renovations until September 2006, and higher per capita spending at several of our NFL facilities.

o	Sales at convention centers increased $13.1 million due to the number and the size of the events held in 2007, and

o	Sales at arenas increased $4.3 million behind the 4th quarter opening of the Prudential Center, the new home of the National Hockey League’s New Jersey Devils.

o	Sales at the company’s new accounts accounted for $19 million of the increased sales, partially offset by a decline of $11.2 million due to closed, or exited, accounts.
Adjusted EBITDA/Cost of Sales
•	Adjusted EBITDA for fiscal year 2007 increased approximately $600 thousand, to $58.1 million, versus 2006, due primarily to strong sales at MLB, minor league baseball and arena accounts. This increase was partially offset by higher product costs in convention centers and higher legal and professional fees to acquire new business and re-tool the company for long-term financial growth.

•	Cost of sales, as a percentage of sales, increased 3 tenths of a percent, due to higher product costs for grain and grain related products. While the company is focused on minimizing the impact of higher product costs through price increases and cost reduction initiatives, often we must obtain approval for price increases from our clients and from time to time, we are not permitted to take price increases which are commensurate with our cost increases.

•	SG&A expenses for the year increased 4 tenths of a percentage point versus prior year. This increase was caused, in part, by certain one-time items such as:
o	An unmatched insurance recovery of approximately $700 thousand in the prior year period related to Hurricane Katrina; and

o	A one-time legal settlement in Q3 2007.
•	Higher credit card fees also drove higher SG&A expenses as we continue to expand our ability to accept credit cards at our venues. This is the result of our initiative to put credit card capabilities at more of our facilities which has resulted in higher sales and per capita spending at these facilities.

•	SG&A expenses were also significantly impacted by
o	Higher legal and overhead costs associated with pursuing new accounts and our efforts to retool the company for long-term growth.
Fourth Quarter 2007
•	For the fourth quarter 2007, net sales increased $10.4 million, or 6.6%, to $168.4 million. This increase in sales was primarily driven by the opening of the Prudential Center in New Jersey and an increase in the number of events at convention centers.

•	For the same period, Adjusted EBITDA increased $600 thousand to $11.3 million, from $10.7 million for the fourth quarter of 2006. The improvement in Adjusted EBITDA was driven by higher sales and unmatched severance costs in the prior year period, partially offset by higher product costs.

•	As we have said on prior calls, last year we expected Q 1 and Q 2 to be soft versus the prior year, and Q 3 and Q 4 results to be stronger, and this proved to be the case.

•	As we look at 2008, Q1 results appear soft due to unmatched events at convention centers and we’re projecting relatively flat revenues at convention centers for the year.

•	In fact, beginning in January 2008, we saw a significant shortfall in expected events at our convention centers causing an unexpected decline in cash flow from operations. This, coupled with the drop in 2008 of the Senior Leverage Ratio requirement under the credit agreement, led us to obtain a waiver under our senior credit facility. The waiver permitted us to pay dividends without violating the terms of the senior credit facility.

•	As we look forward with respect to our credit agreement, which was negotiated 3 years ago, it is not surprising that occasionally such timing issues arise. We are therefore seeking an amendment to our credit agreement to give the company the necessary flexibility in 2008 to address business needs that may arise from time to time with respect to cash flows and capital expenditures due to variations in when events occur or accounts come on line.

•	We do not ordinarily give guidance and it would be difficult to do so given the recently recognized recession – even though historically our company has not been materially affected by recessions. However, the new accounts coming on line this year – such as the Nationals and the Orlando Convention Center — should make strong contributions in 2008.

Net Loss
•	The company reported a net loss for 2007 of $1.9 million, or $0.08 per share, compared to net income of $3.5 million, or $0.15 cents per share, for 2006. The decline on a year over year basis was due to increased interest expense, driven by higher revolver borrowings, and changes in the fair market value of the company’s derivative. Net income was also negatively affected by the costs associated with the secondary offering completed in December 2007.

•	And for the fourth quarter of 2007 we reported a net loss of $2.1 million, or a loss of $.09 per share, compared to a net loss in 2006 of $3.1 million, or $0.14 per share. The improvement in net income for the fourth quarter of 2007 was partially due to higher income tax benefits.

•	As we have mentioned before, we do not believe that earnings per share is the best way to evaluate our business partially due to the fluctuating nature of our effective tax rate.

Cap Ex
•	Turning to CapEx, for 2007, total capital spent was $37.1 million.
o	Of this, maintenance CapEx was $19.1 million, compared with $19.3 million in 2006, and

o	Growth CapEx was $18.0 million, compared to $8.5 million in 2006. The significant increase in growth Cap Ex in 2007 was primarily due to a number of new accounts coming on line.
•	In the fourth quarter, we spent $6.1 million in maintenance CapEx, and $7.8 million in growth, CapEx. This compares to $3.4 million in maintenance CapEx and $2.4 million in growth CapEx for the 4th quarter of 2006 for a total CapEx in the fourth quarter of 2006 of $5.8 million. The increase quarter over quarter is the result of timing of renewals.

•	In 2008, we estimate total capital expenditures to be in the range of $30 to $40 million .... Comprised of between $20 and $25 million in maintenance CapEx and $10 to $15 million in growth CapEx. At this point, we expect CapEx in 2008 to be at about the same level as in 2007.

•	This increase in CapEx which we’ve seen in 2007 and which we project for 2008 is the result of the growth in sales which we’ve been able to generate and which we believe is necessary to position the company for the future.

•	Looking at our balance sheet, at the end of 2007 we had:
o	$33.9 million in cash on hand and $55.3 million in the unused portion of our revolving credit facility.

o	$30.6 million in current portion of long-term debt and $222.3 million in long-term debt.
Dividends
•	Recently, we announced that we’ll be making our 51st consecutive monthly distribution to IDS holders on March 20th at the anticipated annual rate of approximately $1.56 per IDS. The previously-mentioned waiver that we obtained from our lenders covers this dividend.

•	With respect to the dividend, we retain a valuation expert to provide an annual appraisal of the company. They have recently verified that there is adequate surplus in 2008 to continue to pay the dividends at the same rate as in the past. However, we remain focused on growing Adjusted EBITDA and over time moving toward making 100% of our monthly distributions out of available cash flows rather than borrowings.
Janet
•	As Kevin just said, we’re focused on growing the company and we’re pleased with our momentum in building new sales in 2007.

•	As we’ve mentioned before, historically until 2007, the company added between $14 and $35 million in new sales revenues per year. But in 2007, the company was awarded contracts expected to generate approximately $76 million in new sales revenues on an annualized basis, or over twice our historic annual high watermark.

•	These new sales included the food and beverage contracts at the Washington Nationals’ new ballpark, which will open this month, a new college basketball arena for the University of Louisville, which is slated to open in 2010, and the TELUS Whistler Conference Center in British Columbia, which opened in November 2007. They also included the merchandise contracts at the Nationals and the Devils, both of which were awarded separately and represent headway we’re making in winning merchandise accounts.

•	In 2007, we also had a higher renewal rate than our historic levels. Specifically, in 2007, we had $127.5 million, or 18.7% of 2006 net sales, up for renewal. We were successful in renewing 17.8%, or an even higher amount, 18%, if you back out accounts we chose to exit. Our historic non-renewal rate through 2006 averaged 2.1%; in 2007, our non-renewal rate was 0.9%.

•	I think our success in gaining and renewing contracts has grown out of the steps we’ve taken to build the strategic platform for this business. I believe Centerplate is being recognized as the company that is committed to customizing its services to a particular team, client or venue and continually pushing innovation to help clients grow their business.

•	This platform has grown out of our efforts, started in 2006, to build and retool this company for long-term growth. We’ve focused on building on our four strategic initiatives – culinary, design, branded concepts and service – to differentiate us in a very competitive marketplace and meet the demand we perceived for a customer-focused service model. We also implemented a management realignment and recruited a number of talented individuals into key strategic roles so that we focus local “hub” vice presidents and chefs on day to day operations, and provide people with strategic expertise to drive innovation and results. In sum, we changed from a very regional, local model to an integrated company model.

•	In 2007, we also focused on merchandise. Building on our success with the San Diego Chargers and the Tampa Bay Rays, in 2007 we worked with our clients to create new team stores for the Tennessee Titans and the San Francisco 49ers. Both stores are visually appealing, capitalize on the teams’ successful image and brand in their respective communities and resulted in increased per caps at both venues.

•	We’re being recognized for the work we’ve done. In just the last five weeks, we’ve catered the Super Bowl, and been recognized for the quality and innovation of our menus there; the Pro Bowl, the NBA All-Star Game and finally the Food Network’s South Beach Wine and Food Show, one of the premier culinary festivals in the United States, featuring some of the country’s top chefs. In this elite environment, our culinary quality and craftsmanship were recognized not only by the Miami Herald but by many of the event’s organizers and attendees.

•	We believe that the culinary experiences we created for these premier events are important and that people are taking notice of our efforts to redefine the role of culinary and hospitality in an entertainment environment.

•	But we recognize that we’re not done. It’s also important that the company continue to retool and develop, to position it for continued growth. While we manage this carefully, these efforts will continue to impact results from time to time.

•	We’re continuing to build sales momentum in 2008. As of today, we have been awarded more than $36 million in annualized sales revenues and it’s only the first quarter. That makes 2008 already our second best year, in terms of new sales, since we went public.

•	We recently signed the food and beverage service contract for the Orange County Convention Center, the second largest convention center in the country. Together with our strong partners, we will create a culinary experience that will celebrate Florida’s rich heritage and be complemented by gracious guest service to enhance this premier facility’s reputation for excellence. As we mentioned on the last call, this new account is expected to deliver approximately $30 million annually in revenues to the company.

•	We’re also recently chosen to partner with the Tampa Bay Buccaneers to create a retail merchandise operation at Raymond James Stadium in Tampa, Florida. We’re committed to creating a retail entertainment experience which will feature a dynamic sales environment celebrating the team’s rich brand, a greatly expanded selection of items and a knowledgeable and friendly sales team. This is the 11th NFL team that Centerplate is currently partnering with in order to provide exceptional guest services. We’re also pleased with this award because it represents the 3rd major league merchandise account we’ve won in the last 12 months.

•	Our success in sales is encouraging and an affirmation that we’re on the right path strategically. However, as we look at 2008 and beyond, there is no doubt that we operate in a very competitive environment and that we need to seek growth in new and different ways.

•	As we look at 2008 renewals, we estimate that, excluding the Yankees, $72 million or 9.8% of our 2007 net sales, are up for renewal. To date we have renewed, or are in negotiations with approximately $19.4 million or 2.6%, and have 7.2% left to renew.

•	But as we’ve said, the Yankees, which represent approximately 9.6% of 2007 net sales, have not yet announced a decision on their new stadium slated to open in 2009 and we do not know what role, if any, we will have in the new stadium. While we have made substantial progress in bringing on new accounts, the timing of when these accounts come on line varies. Some of the new accounts we have recently won will begin this year – for example the Washington Nationals and the Orange County Convention Center, and others won’t begin until 2010 – like the Louisville Arena. While we continue to pursue new business opportunities, at this point, we can’t speculate on the effect of new accounts on our business in 2009 and beyond and the timing of when they come on line. In addition, we can’t anticipate the potential loss of accounts and the impact it could have on our financial results.

•	What we do want, however, is to decrease our dependence on a single account. We’ve therefore been working proactively to broaden our strategic horizons and position ourselves to garner a range of potential opportunities. As we’ve mentioned before, we are looking at acquisitions, joint ventures and other transactions that expand the scope of our business but build on our core competencies.

•	In this vein, in December, we partnered with Chef/Restaurateur Kevin Taylor and opened the Limelight Supper Club and Lounge in Denver, Colorado. This restaurant, which features classic American food with a French twist, represented our second partnership with Chef Kevin Taylor as we also run a restaurant within the Ellie Caulkins Opera House. This, however, was our first free-standing restaurant.

•	And on Friday of last week, we were delighted to announce a joint venture with leading restaurateurs Michael Kaufman and Michael Sternberg in which Centerplate acquired a controlling interest in the Harry’s Tap Room restaurant brand.

•	Harry’s Tap Room features a seasonal contemporary American menu utilizing organic and natural ingredients. It’s positioned at the crossroads between elegant and casual dining and currently operates in one free-standing location in Arlington, Virginia and at 2 locations in Dulles Airport. Founders Michael Kaufman, who served as President of the

$1 billion Metromedia Restaurant Group and is Vice President of the National Restaurant Association, and Michael Sternberg, who operated Washington, D.C. restaurant icons Sam & Harry’s and The Caucus Room, will serve as Co-Presidents of the venture and develop the brand within our current venue network as well as in the broader restaurant category.

•	We view this as a logical extension of our core business. We currently operate over 20 restaurants throughout our portfolio in various sports, convention and entertainment venues. We believe restaurants like Harry’s Tap Room and other novel concepts — which we will develop through this venture and other avenues — will enhance our competitive position and enable us to extend our reach into the traditional restaurant sector where appropriate.

•	Additionally, we recently announced that Alfonso Contrisciani has joined Centerplate as Vice President – Culinary Development. In his new role, he will partner with Corporate Executive Chef Brett Lewis, and the company’s culinary leadership team, to review and push innovation in our current venues and design innovative, quick-service and restaurant concepts. Chef Contrisciani has been designated as a Master Chef, by the American Culinary Federation, a status he shares with only 61 other chefs around the world.

•	In sum, we’re encouraged by the strength of our sales momentum, the strategic initiatives we’ve been able to implement and the long term benefit of these initiatives for Centerplate in the future. We’re building for the future and we look forward to seeing the contribution that our 2007 and 2008 sales efforts will make to 2008 and beyond.

•	We very much appreciate your support and the trust you’ve placed in us to guide this company. Now, we would be happy to take your questions.
Operator
Thank you. If you have a question, please press the star key, followed by the one key on your touch-tone phone. If you are on a speaker phone, we do ask that you please pick up your handset to minimize any background noise. And if at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. One moment please while we assemble the list.
Questions and Answer
Janet Steinmayer Closing Remarks
•	Thank you again for joining us on today’s conference call and for your interest in Centerplate. We look forward to talking to you again soon.

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